CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the prospectus constituting part of the registration statement on Form S-3 (No. 333-27287) and in the registration statements on Form S-8 (Nos. 333-40377, 333-40781, 333-40783, 333-00439, 333-00189, 33-59687,
33-59685, 33-56911, 33-22079, 33-22080 and 33-42074) of IMC
Global Inc. of our report dated August 14, 1997, on our audits of the consolidated financial statements of Harris Chemical Group, Inc. as of March 29, 1997 and March 30, 1996, and for the years ended March 29, 1997, March 30, 1996 and March 25, 1995 which report is included in this Form 8-K/A.




                                   COOPERS & LYBRAND L.L.P.

Kansas City, Missouri
June 15, 1998